UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 18, 2018

LASALLE HOTEL PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7550 Wisconsin Avenue, 10th Floor
Bethesda, Maryland 20814
(Address of principal executive offices)
Registrant’s telephone number, including area code: (301) 941-1500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On January 18, 2018, the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of LaSalle Hotel Properties (the “Company”) approved long-term equity incentive awards pursuant to the Company’s 2014 Equity Incentive Plan, as amended, to Michael D. Barnello, the Company’s President and Chief Executive Officer, Kenneth G. Fuller, the Company’s Executive Vice President, Chief Financial Officer, Secretary and Treasurer, and Alfred L. Young, Jr., the Company’s Executive Vice President and Chief Operating Officer.
The awards will be granted effective March 21, 2018 (the grant date), and the number of the Company’s common shares of beneficial interest (the “Common Shares”) underlying the awards (that is, the number of Common Shares corresponding to the dollar amounts described below) will be determined using the average per-share closing price of the Common Shares on the New York Stock Exchange for the 20 trading days preceding the grant date, which represents the first 20 trading days after the Company releases its year-end earnings for 2017.
The Committee approved awards of time-based restricted shares to Mr. Barnello in the amount of $1,320,000, to Mr. Fuller in the amount of $470,000 and to Mr. Young in the amount of $625,000. Each award will vest approximately one-third of the awarded amount on January 1, 2019, 2020 and 2021. All of the shares will be issued and outstanding as of the grant date (March 21, 2018), and the awardee will be entitled to receive dividends as declared and paid on the shares and to vote the shares from the grant date.
The Committee approved performance-based awards to Mr. Barnello in a target amount of $1,980,000, to Mr. Fuller in a target amount of $705,000 and to Mr. Young in a target amount of $935,000. The actual amount of each award will be determined after the applicable measuring period and will depend on the “return on invested capital” of the Company and the “total return” of the Common Shares over the applicable measuring period. Each officer may receive as few as zero shares and as many as twice the target amount of shares. One-third of the award will be based on the Company’s return on invested capital compared to the return on invested capital of companies in a designated peer group. One-third of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group. One-third of the award will be based on the amount of the Company’s total return compared to a total return goal.
Return on invested capital is calculated as adjusted funds from operations of a company divided by its book value of long-term indebtedness plus common and preferred equity. Total return is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.
After the actual amount of the performance-based award is determined (or earned) on the determination date, the earned shares will be fully vested and generally transferable. Dividends will be deemed to have accrued on all of the earned shares during the measuring period until the determination date. Such accrued dividends on earned shares will be paid to the awardee on the determination date. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares.
The time-based and performance-based awards were designed to align the executive officers’ interests with those of the Company’s shareholders and are a significant component of overall executive officer compensation.
For 2018, the Committee did not elect to change the annual base salaries or the annual cash incentive bonus targets from 2017 levels for Messrs. Barnello and Young. The Committee approved (i) 2018 annual base salaries for Messrs. Barnello, Fuller and Young of $850,000, $475,000 and $530,000, respectively, and (ii) 2018 annual cash incentive bonus targets for Messrs. Barnello, Fuller and Young of $1,150,000, $350,000 and $410,000, respectively. The actual amount of each bonus will depend on achievement by management of pre-determined management business objectives, the return on invested capital of the Company relative to a designated peer group, the comparable funds from operations of the Company relative to a budget scale established by the Board and the revenue per available room for each of the Company’s hotels relative to the STR Corporate RevPAR Index. The actual bonus may be as great as twice the target bonus.

ITEM 5.03.	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.
Fourth Amended and Restated Bylaws
On January 18, 2018, in connection with its regular review of the Company’s corporate governance structure, the Board approved amended and restated bylaws of the Company (as amended and restated, the “Bylaws”) to add proxy access rights and an exclusive forum provision. The Bylaws also reflect certain technical, conforming and clarifying changes made to several other sections of the previous bylaws of the Company.
Proxy Access Rights. Section 2.14 of Article II has been added to permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the outstanding Common Shares continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of shareholders, nominees representing the greater of two trustees or 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in Sections 2.03, 2.13 and 2.14 of Article II of the Bylaws.
Exclusive Forum Selection. Article XV has been added to provide for the selection of the forum for certain litigation. Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the U.S. District Court for the District of Maryland, Baltimore Division, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of any duty owed by any present or former trustee or officer or other employee of the Company to the Company or the Company’s shareholders, (c) any action asserting a claim against the Company or any present or former trustee or officer or other employee of the Company arising pursuant to any provisions of the Maryland REIT Law, the Maryland General Corporation Law, as applicable, the Company’s Declaration of Trust or the Bylaws (in each case, as the same may be amended from time to time), or (d) any action asserting a claim against the Company or any present or former trustee or officer or other employee of the Company governed by the internal affairs doctrine.
The foregoing description of the amended and restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, filed as Exhibit 3.1 to this Current Report on Form 8-K, which is incorporated by reference herein.
Proposed Bylaw Amendment
In addition, on January 18, 2018, the Board determined that it was advisable and in the best interests of the Company and its shareholders to amend the Bylaws to add a provision which permits shareholders to amend the Company’s Bylaws (the “Proposed Bylaw Amendment”). The effectiveness of the Proposed Bylaw Amendment is expressly conditioned on shareholder approval at the 2018 annual meeting of shareholders, and accordingly, the Board will not adopt the Proposed Bylaw Amendment if it is not approved by the shareholders at the annual meeting.
Right to Amend Bylaws. The Proposed Bylaw Amendment would permit shareholders to amend the Company’s Bylaws by the affirmative vote of the holders of a majority of the outstanding Common Shares pursuant to a binding proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to 20 shareholders, owning at least 3% of the outstanding Common Shares continuously for at least the prior three years. The foregoing right to amend the Bylaws would be subject to additional eligibility, procedural and disclosure requirements set forth in Sections 2.03 and 2.13 of Article II of the Bylaws. In addition, pursuant to the terms of the Proposed Bylaw Amendment, a shareholder proposal submitted under such provision, may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company, or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board.
The Board believes the shareholder ownership requirement in the Proposed Bylaw Amendment broadly enables shareholders who own a meaningful stake in the Company for more than a brief period of time to propose binding amendments to the Company’s Bylaws.
In accordance with Maryland law, the Bylaws currently provide that the Board has the exclusive authority to amend the Bylaws; however, the Board has determined to voluntarily submit the Proposed Bylaw Amendment for shareholder consideration.  The Board recommends that the Company’s shareholders approve and adopt the Proposed Bylaw Amendment and directed that such Proposed Bylaw Amendment be submitted for shareholder approval at the Company’s 2018 annual meeting of shareholders. Approval of the Proposed Bylaw Amendment will require the affirmative vote of a majority of all of the votes cast at the annual meeting. If approved, the Proposed Bylaw Amendment will become effective immediately. If the Proposed Bylaw Amendment is not approved by the requisite vote, then the Bylaws will not be amended.
ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description
3.1	LaSalle Hotel Properties Fourth Amended and Restated Bylaws

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: January 24, 2018	BY:	/s/ Kenneth G. Fuller
Kenneth G. Fuller
Chief Financial Officer, Executive Vice President, Secretary and Treasurer